Exhibit 99.1

Jack in the Box Inc. Reports Third Quarter FY 2012 Earnings; Updates Guidance for FY 2012

SAN DIEGO--(BUSINESS WIRE)--August 8, 2012--Jack in the Box Inc. (NASDAQ: JACK) today reported net earnings of $11.6 million, or $0.26 per diluted share, for the third quarter ended July 8, 2012, compared with net earnings of $18.7 million, or $0.38 per diluted share, for the third quarter of fiscal 2011.

Gains from refranchising contributed approximately $0.05 per diluted share for the quarter as compared with approximately $0.13 per diluted share in the prior year quarter.

Operating earnings per share, a non-GAAP measure which the company defines as diluted earnings per share on a GAAP basis excluding gains from refranchising and restructuring charges, were $0.37 per diluted share compared with $0.25 per diluted share in the prior year quarter. A reconciliation of non-GAAP measurements to GAAP results is attached to this release.

During fiscal 2012, the company has been engaged in a comprehensive review of its organization structure, including evaluating opportunities for outsourcing, restructuring of certain functions and workforce reductions. As a result, restructuring charges of $11.3 million, or approximately $0.16 per diluted share, were recorded during the third quarter which relate primarily to costs resulting from employees electing to participate in the company’s voluntary early retirement program. These charges are included in “impairment and other charges, net” in the accompanying consolidated statement of earnings. The company expects to incur additional restructuring charges during the fourth quarter of 2012 relating to this review.

Subsequent to the end of the third quarter, the company entered into an agreement to outsource its distribution business, and expects the transition to be completed by the end of the first quarter of fiscal 2013, subject to the anticipated completion of certain closing conditions. The company expects that the distribution business, including exit costs, will be reflected as discontinued operations beginning in the fourth quarter of 2012.

Increase in same-store sales:

	12 Weeks Ended	12 Weeks Ended	40 Weeks Ended	40 Weeks Ended
	July 8, 2012	July 10, 2011	July 8, 2012	July 10, 2011
Jack in the Box®:
Company	3.4%	4.7%	4.9%	2.4%
Franchise	2.6%	2.4%	3.0%	0.9%
System	2.8%	3.2%	3.5%	1.4%
Qdoba®:
Company	3.3%	5.3%	3.5%	5.4%
Franchise	0.9%	5.0%	2.5%	6.1%
System	2.1%	5.1%	3.0%	5.8%

Linda A. Lang, chairman and chief executive officer, said, “Jack in the Box company same-store sales increased 3.4 percent in the third quarter, driven by a combination of traffic growth and an increase in average check. Four weeks into the fourth quarter, our same-store sales are tracking above our third quarter results. We believe the same-store sales increases we’ve experienced over the last seven quarters reflect the investments we have made to drive sustainable growth by enhancing the entire guest experience at the Jack in the Box brand.

“Qdoba’s same-store sales in the third quarter increased 3.3 percent for company restaurants and 2.1 percent system-wide. Importantly, company restaurant operating margin at Qdoba improved to 18.7 percent in the third quarter from 16.0 percent in the year-ago quarter,” Lang said.

Consolidated restaurant operating margin was 16.5 percent of sales in the third quarter of 2012, compared with 12.5 percent of sales in the year-ago quarter.

Food and packaging costs in the quarter were 160 basis points lower than prior year. The decrease resulted from the benefit of price increases and favorable product mix as well as a greater proportion of Qdoba company restaurants which combined to more than offset commodity inflation. Overall commodity costs were approximately 1 percent higher in the quarter.

Payroll and employee benefits costs were 100 basis points lower than the year-ago quarter, reflecting leverage from same-store sales increases, the benefits of refranchising Jack in the Box restaurants, and the favorable impact of recent acquisitions of Qdoba franchised restaurants.

Occupancy and other costs decreased 140 basis points in the third quarter due primarily to leverage from same-store sales increases, the benefits of refranchising Jack in the Box restaurants, the favorable impact of recent acquisitions of Qdoba franchised restaurants, and a reduction of approximately 50 basis points due to costs associated with the rollout of new menu boards and uniforms during the prior year quarter at Jack in the Box restaurants. These decreases were partially offset by higher debit card fees and higher depreciation expense related to the Jack in the Box re-image program.

SG&A expense for the third quarter increased by $1.2 million and was 10.5 percent of revenues as compared to 9.9 percent in the prior year quarter. The increase in SG&A was attributable primarily to higher incentive compensation accruals, increased G&A related to Qdoba growth, higher pension and pre-opening costs which were partially offset by lower advertising and overhead costs resulting from the company’s refranchising strategy. Mark-to-market adjustments on investments supporting the company’s non-qualified retirement plans had no impact on SG&A in either quarter.

Gains on the sale of 18 company-operated Jack in the Box restaurants to franchisees totaled $3.7 million in the third quarter, or approximately $0.05 per diluted share, compared with $10.2 million, or approximately $0.13 per diluted share in the year-ago quarter from the sale of 112 restaurants. For the third quarter of 2012, average gains were $207,000 per restaurant, and total proceeds related to refranchising were $7.3 million, or an average of $405,000 per restaurant.

Impairment and other charges increased in the quarter to $15.2 million from $2.1 million a year ago. This increase related primarily to restructuring charges of $11.3 million discussed above and an increase in costs associated with closed restaurants.

The company acquired 9 franchised Qdoba restaurants in one market during the third quarter of 2012 for $9.1 million. This acquisition is expected to be accretive to fiscal 2012 restaurant operating margin and earnings per share.

In November 2011, the company’s board of directors approved a new $100 million stock-buyback program that expires in November 2013. The company did not repurchase any shares of its common stock during the third quarter, and as of July 8, 2012, $100 million remains available under this authorization.

Restaurant openings

Seven new Jack in the Box restaurants opened in the third quarter, including 2 franchised locations, compared with 5 new restaurants opened system-wide during the same quarter last year, of which 1 was franchised.

In the third quarter, 11 Qdoba restaurants opened, including 5 franchised locations, versus 17 new restaurants in the year-ago quarter, of which 11 were franchised.

At July 8, 2012, the company’s system total comprised 2,247 Jack in the Box restaurants, including 1,661 franchised locations, and 614 Qdoba restaurants, including 310 franchised locations.

Guidance

The following guidance and underlying assumptions reflect the company’s current expectations for the fourth quarter and fiscal year ending September 30, 2012. Fiscal 2012 is a 52-week year, with 16 weeks in the first quarter, and 12 weeks in each of the second, third and fourth quarters.

Fourth quarter fiscal year 2012 guidance

  Same-store sales are expected to increase approximately 2 to 3 percent at Jack in the Box company restaurants versus a 5.8 percent increase in the year-ago quarter.
  Same-store sales are expected to increase approximately 1 to 2 percent at Qdoba system restaurants versus a 3.7 percent increase in the year-ago quarter, with company restaurant same-store sales growth expected to be higher than franchise restaurants.

Fiscal year 2012 guidance

  Same-store sales are expected to increase approximately 4.0 to 4.5 percent at Jack in the Box company restaurants.
  Same-store sales are expected to increase approximately 2.5 to 3.0 percent at Qdoba system restaurants, with company restaurant same-store sales growth expected to be higher than franchise restaurants.
  Overall commodity costs are now expected to increase by approximately 3.5 percent for the full year.
  Restaurant operating margin for the full year is expected to be approximately 15.0 percent, depending on same-store sales and commodity inflation.
  Approximately 35 new Jack in the Box restaurants are expected to open, including approximately 20 company locations.
  Approximately 60 new Qdoba restaurants are expected to open, of which approximately 25 to 30 are expected to be company locations.
  The company expects to sell approximately 100 Jack in the Box restaurants to franchisees with expected gains of approximately $25 million and total proceeds of approximately $45 million resulting from the sales.
  Capital expenditures are expected to be $80 to $90 million.
  SG&A is expected to be in the mid-10 percent range.
  Impairment and other charges are expected to be approximately 70 basis points, excluding restructuring charges.
  The tax rate is expected to be approximately 35 to 36 percent.
  Diluted earnings per share are expected to range from $1.48 to $1.58, excluding restructuring charges. Operating earnings per share, which the company defines as diluted earnings per share on a GAAP basis excluding gains from refranchising and restructuring charges, are expected to range from $1.12 to $1.22 per diluted share, as compared to the company’s previous guidance of $1.02 to $1.17 (excluding $0.02 of restructuring charges recorded in the second quarter). Gains from refranchising are expected to contribute approximately $0.36 to diluted earnings per share, as compared to $0.78 in fiscal 2011.
  Diluted earnings per share includes approximately $0.10 to $0.11 of re-image incentive payments to Jack in the Box franchisees in fiscal 2012 to complete the re-image program as compared to $0.11 in fiscal 2011.

Conference call

The company will host a conference call for financial analysts and investors on Thursday, August 9, 2012, beginning at 8:30 a.m. PT (11:30 a.m. ET). The conference call will be broadcast live over the Internet via the Jack in the Box website. To access the live call through the Internet, log onto the Investors section of the Jack in the Box Inc. website at http://investors.jackinthebox.com at least 15 minutes prior to the event in order to download and install any necessary audio software. A replay of the call will be available through the Jack in the Box Inc. corporate website for 21 days, beginning at approximately 11:30 a.m. PT on August 9.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 20 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 600 restaurants in 42 states and the District of Columbia. For more information on Jack in the Box and Qdoba, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements, including the success of new products and marketing initiatives, the impact of competition, unemployment, trends in consumer spending patterns, commodity costs, the timing of sales of Jack in the Box restaurants to franchisees, and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission which are available online at www.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS
(Unaudited)

Operating earnings per share, a non-GAAP measure, is defined by the company as diluted earnings per share on a GAAP basis excluding gains from refranchising and restructuring charges. Management believes this non-GAAP financial measure provides important supplemental information to assist investors in analyzing the performance of the company’s core business. In addition, the company uses operating earnings per share in establishing performance goals for purposes of executive compensation. The company encourages investors to rely upon its GAAP numbers, but includes this non-GAAP financial measure as a supplemental metric to assist investors. This non-GAAP financial measure should not be considered as a substitute for, or superior to, financial measures calculated in accordance with GAAP. In addition, this non-GAAP financial measure used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Below is a reconciliation of non-GAAP operating earnings per share to the most directly comparable GAAP measure, diluted earnings per share:

	12 Weeks Ended		40 Weeks Ended
	July 8,	July 10,	July 8,	July 10,
	2012	2011	2012	2011
Diluted earnings per share - GAAP	$0.26	$0.38	$1.01	$1.13
Plus: Restructuring charges	0.16	−	0.19	−
Less: Gains from refranchising	(0.05)	(0.13)	(0.28)	(0.49)
Operating earnings per share - Non-GAAP	$0.37	$0.25	$0.92	$0.64

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (In thousands, except per share data) (Unaudited)

	Quarter		Year-to-Date
	July 8,	July 10,	July 8,	July 10,
	2012	2011	2012	2011

Revenues:
Company restaurant sales	$285,376	$326,033	$940,281	$1,084,182
Distribution sales	138,839	125,704	473,779	393,753
Franchise revenues	77,605	67,542	247,105	211,194
	501,820	519,279	1,661,165	1,689,129
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging	92,155	110,596	309,172	359,725
Payroll and employee benefits	81,806	96,723	274,875	329,235
Occupancy and other	64,316	78,100	214,751	259,896
Total company restaurant costs	238,277	285,419	798,798	948,856
Distribution costs	138,839	126,063	473,779	395,242
Franchise costs	38,604	31,589	126,459	101,268
Selling, general and administrative expenses	52,566	51,344	172,780	170,854
Impairment and other charges, net	15,181	2,101	24,606	10,191
Gains on the sale of company-operated restaurants	(3,733)	(10,190)	(18,933)	(38,940)
	479,734	486,326	1,577,489	1,587,471

Earnings from operations	22,086	32,953	83,676	101,658

Interest expense, net	4,371	4,016	14,962	12,573

Earnings before income taxes	17,715	28,937	68,714	89,085

Income taxes	6,123	10,192	23,540	31,138

Net earnings	$11,592	$18,745	$45,174	$57,947

Net earnings per share:
Basic	$0.26	$0.39	$1.03	$1.15
Diluted	$0.26	$0.38	$1.01	$1.13

Weighted-average shares outstanding:
Basic	44,156	48,498	43,975	50,435
Diluted	45,153	49,252	44,892	51,225

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except per share data) (Unaudited)

	July 8,	October 2,
	2012	2011

ASSETS
Current assets:
Cash and cash equivalents	$10,815	$11,424
Accounts and other receivables, net	84,899	86,213
Inventories	36,997	38,931
Prepaid expenses	32,175	18,737
Deferred income taxes	44,166	45,520
Assets held for sale and leaseback	62,400	51,793
Other current assets	517	1,793
Total current assets	271,969	254,411

Property and equipment, at cost	1,532,655	1,518,799
Less accumulated depreciation and amortization	(707,105)	(663,373)
Property and equipment, net	825,550	855,426
Goodwill	140,470	105,872
Other assets, net	241,099	216,613
	$1,479,088	$1,432,322

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$21,400	$21,148
Accounts payable	67,541	94,348
Accrued liabilities	176,766	167,487
Total current liabilities	265,707	282,983

Long-term debt, net of current maturities	430,441	447,350

Other long-term liabilities	340,376	290,723

Deferred income taxes	5,310	5,310

Stockholders’ equity:
Preferred stock $0.01 par value, 15,000,000 shares authorized, none issued	-	-
Common stock $0.01 par value, 175,000,000 shares authorized, 75,600,656 and 74,992,487 issued, respectively	756	750
Capital in excess of par value	215,539	202,684
Retained earnings	1,108,194	1,063,020
Accumulated other comprehensive loss, net	(115,776)	(95,940)
Treasury stock, at cost, 31,072,631 and 30,746,099 shares, respectively	(771,459)	(764,558)
Total stockholders’ equity	437,254	405,956
	$1,479,088	$1,432,322

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands) (Unaudited)

	Year-to-Date
	July 8,	July 10,
	2012	2011

Cash flows from operating activities:
Net earnings	$45,174	$57,947
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	74,210	74,342
Deferred finance cost amortization	2,068	1,954
Deferred income taxes	(2,314)	(7,771)
Share-based compensation expense	5,001	6,755
Pension and postretirement expense	26,853	18,343
Gains on cash surrender value of company-owned life insurance	(8,781)	(8,287)
Gains on the sale of company-operated restaurants	(18,933)	(38,940)
Gains on the acquisition of franchised-operated restaurants	-	(426)
Losses on the disposition of property and equipment, net	3,762	6,084
Impairment charges	2,765	1,684
Changes in assets and liabilities, excluding acquisitions and dispositions:
Accounts and other receivables	(2,891)	(14,198)
Inventories	1,934	(754)
Prepaid expenses and other current assets	(12,346)	2,453
Accounts payable	(5,395)	(3,071)
Accrued liabilities	13,210	4,950
Pension and postretirement contributions	(9,998)	(3,522)
Other	(2,737)	(5,527)
Cash flows provided by operating activities	111,582	92,016

Cash flows from investing activities:
Purchases of property and equipment	(56,205)	(99,485)
Purchases of assets held for sale and leaseback	(31,565)	(17,442)
Proceeds from the sale of assets held for sale and leaseback	18,457	25,753
Proceeds from the sale of company-operated restaurants	29,253	76,915
Collections on notes receivable	10,198	20,014
Disbursements for loans to franchisees	(3,976)	(7,582)
Acquisitions of franchise-operated restaurants	(48,262)	(22,077)
Other	315	2,170
Cash flows used in investing activities	(81,785)	(21,734)

Cash flows from financing activities:
Borrowings on revolving credit facility	444,380	543,000
Repayments of borrowings on revolving credit facility	(445,104)	(453,000)
Principal repayments on debt	(15,933)	(8,549)
Debt issuance costs	(741)	(989)
Proceeds from issuance of common stock	7,096	4,260
Repurchases of common stock	(6,901)	(138,050)
Excess tax benefits from share-based compensation arrangements	525	883
Change in book overdraft	(13,728)	(16,418)
Cash flows used in financing activities	(30,406)	(68,863)

Net increase (decrease) in cash and cash equivalents	(609)	1,419
Cash and cash equivalents at beginning of period	11,424	10,607
Cash and cash equivalents at end of period	$10,815	$12,026

JACK IN THE BOX INC. AND SUBSIDIARIES SUPPLEMENTAL INFORMATION (Unaudited)

The following table presents certain income and expense items included in the company’s condensed consolidated statements of earnings as a percentage of total revenues, unless otherwise indicated. Percentages may not add due to rounding.

	Quarter		Year-to-Date
	July 8,	July 10,	July 8,	July 10,
	2012	2011	2012	2011
Revenues:
Company restaurant sales	56.9%	62.8%	56.6%	64.2%
Distribution sales	27.7%	24.2%	28.5%	23.3%
Franchise revenues	15.5%	13.0%	14.9%	12.5%
Total revenues	100.0%	100.0%	100.0%	100.0%

Operating costs and expenses, net:
Company restaurant costs:
Food and packaging (1)	32.3%	33.9%	32.9%	33.2%
Payroll and employee benefits (1)	28.7%	29.7%	29.2%	30.4%
Occupancy and other (1)	22.5%	24.0%	22.8%	24.0%
Total company restaurant costs (1)	83.5%	87.5%	85.0%	87.5%
Distribution costs (1)	100.0%	100.3%	100.0%	100.4%
Franchise costs (1)	49.7%	46.8%	51.2%	48.0%
Selling, general and administrative expenses	10.5%	9.9%	10.4%	10.1%
Impairment and other charges, net	3.0%	0.4%	1.5%	0.6%
Gains on the sale of company-operated restaurants	(0.7%)	(2.0%)	(1.1%)	(2.3%)
Earnings from operations	4.4%	6.3%	5.0%	6.0%

Income tax rate (2)	34.6%	35.2%	34.3%	35.0%

(1)	As a percentage of the related sales and/or revenues.
(2)	As a percentage of earnings before income taxes.

The following table summarizes the year-to-date changes in the number of Jack in the Box and Qdoba company and franchise restaurants:

	July 8, 2012			July 10, 2011
	Company	Franchise	Total	Company	Franchise	Total
Jack in the Box:
Beginning of year	629	1,592	2,221	956	1,250	2,206
New	14	16	30	11	10	21
Refranchised	(55)	55	-	(226)	226	-
Closed	(2)	(2)	(4)	(6)	(1)	(7)
End of period	586	1,661	2,247	735	1,485	2,220
% of system	26%	74%	100%	33%	67%	100%
Qdoba:
Beginning of year	245	338	583	188	337	525
New	14	20	34	17	30	47
Acquired from franchisees	45	(45)	-	24	(24)	-
Closed	-	(3)	(3)	-	(8)	(8)
End of period	304	310	614	229	335	564
% of system	50%	50%	100%	41%	59%	100%

Consolidated:
Total system	890	1,971	2,861	964	1,820	2,784
% of system	31%	69%	100%	35%	65%	100%

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, 858-571-2407
or
Media Contact:
Brian Luscomb, 858-571-2291